Exhibit 10.1

[***] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

July 13, 2020

David Santos

[***]

Re:  Offer and Employment Terms

Dear David:

Rigel Pharmaceuticals, Inc. (the Company) is pleased to offer you the position of Executive Vice President and Chief Commercial Officer, reporting to me, Raul Rodriguez, on the following terms.  Please take the next few days to carefully review the terms and let us know if you have any questions.

If you accept this offer (the "Agreement"), your annual salary will be $415,000 (four hundred and fifteen thousand dollars), less all required withholdings and any voluntary payroll deductions, which salary will be reviewed periodically.  In addition, you will be eligible for a company bonus target of 50% of base salary paid on achievement of Company goals. Your 2020 bonus will be calculated based on your annualized base salary.  You will be eligible for the Company’s standard benefits, including medical insurance, vacation, sick leave, and holidays.  Additionally, under the Company's Amended and Restated Severance Plan of 1/24/18, in the instance of a termination in the case of a change-in-control, you will qualify for a severance of 2.5x (salary + eligible bonus), vesting of all stock options, 1 year period to exercise options, and 1.5 years of COBRA, all under certain conditions, and in the absence of a change-in-control, you will qualify for a severance of 1 year (paid monthly), vesting of stock in the amount of that which would vest over the next year, a 2 year period to exercise options, and 1 year of COBRA, all under certain conditions. The Company may modify compensation and benefits from time to time, as it deems necessary.

Additionally, the Compensation Committee will grant you the following equity grant after commencement of your employment: an option to purchase (1) 250,000 (two hundred and fifty thousand) shares of the Company's common stock, which has a four year vesting period initiated on your start-date, 1/4th (one-fourth) of the shares vest one year after your hire date, and 1/48th  (one forty-eighth) of the shares vest monthly thereafter over the next three years (“time-based option grant”), and (2) 125,000 (one hundred and twenty-five thousand) shares of the Company’s common stock which will vest on achieving [***] and (3) 125,000 (one hundred and twenty-five thousand) shares of the Company’s common stock which will vest on achieving [***] (“performance-based option grants”).  The strike price for the time-based and performance-based option grants shall be the same as the close price on NASDAQ, the day that the Compensation Committee makes the grant.

Within 30 days of your hire date, you will receive a sign-on bonus in the amount of $50,000 (fifty thousand dollars), less all required withholdings.  Should you voluntarily terminate employment less than 12 months from your date of hire, you agree to repay, in full, the sign-on bonus amount of $50,000.

This offer is contingent upon Rigel receiving successful results from a background check conducted on you by our third-party vendor.

As a Rigel employee, you will be expected to sign and comply with the Company Proprietary Information and Inventions Agreement, attached hereto as Exhibit 1, which prohibits unauthorized use or disclosure of Company proprietary information.   You will be responsible for all duties customarily associated with this position. You will work at our facility located at 1180 Veterans Boulevard, South San Francisco, California. Of course, the Company may change your position, duties and work location from time to time, as it deems necessary.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.  This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

You agree that, for one (1) year following the termination of your employment with the Company, you will not personally initiate or participate in the solicitation of any employee of the Company or any of its affiliates to terminate his or her relationship with the Company or any of its affiliates in order to become an employee for any other person or business entity.

To ensure rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all disputes or controversies, whether of law or fact of any nature whatsoever  (including, but not limited to, all state and federal statutory and discrimination claims), with the sole exception of those disputes which may arise from your Proprietary Information and Inventions Agreement,  arising from or regarding  your  employment or the termination thereof, or the interpretation, performance, enforcement  or breach of this Agreement  shall be resolved  by confidential, final and binding arbitration under the then-existing Rules of Practice  and Procedure  of Judicial  Arbitration and Mediation  Services, Inc. (JAMS), which shall be conducted in San Francisco, California.

This Agreement, including Exhibit 1, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements. It may not be amended or modified except by a written instrument signed by you and a duly authorized representative of the Company.   If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement. This Agreement shall be construed and interpreted in accordance with the laws of the State of California and shall be deemed drafted by both parties.  As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

We are very excited about your joining our team and being part of Rigel's plan for success.  As discussed, we expect your start date to be on August 10, 2020.  Please formalize your acceptance by providing us with your signature on this letter and the Exhibit 1.

Sincerely,

/s/ Raul Rodriguez

Raul Rodriguez

CEO, Rigel Pharmaceuticals, Inc.

Accepted:

/s/ David Santos

David Santos

Date: July 13, 2020